Exhibit 19.1

SEASTAR MEDICAL HOLDING CORPORATION

TRADES IN SECURITIES BY DIRECTORS, OFFICERS AND COMPANY PERSONNEL AND TREATMENT OF CONFIDENTIAL INFORMATION

(ALSO KNOWN AS THE “INSIDER TRADING POLICY”)

(as adopted October 20, 2022)

This policy (the “Policy”) was adopted by the Board of Directors (the “Board”) of SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), on October 20, 2022.

I.
Purpose

Strict laws and regulations in the United States and other countries prohibit the trading of securities based on material non-public information (also known as “insider trading”). In the United States, these laws are enforced by the Securities and Exchange Commission (the “SEC”) and by criminal prosecutors at both the federal and state levels. These laws require that publicly traded companies adopt and communicate clear policies on insider trading.

The Company is adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company with respect to insider trading. We have worked hard to establish our reputation for integrity and ethical conduct and cannot afford to have it damaged.

II.
The Consequences

The consequences of insider trading violations can be significant: For individuals who trade on inside information (or tip information to others):

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine (no matter how small the profit) of up to $5 million; and
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A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

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A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and
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A criminal penalty of up to $25 million.

Moreover, if a director, officer, or employee violates this Policy, Company-imposed sanctions, including removal or dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation, irreparably damage one’s career, and significantly hurt the reputation and future business prospects of the Company. Finally, remember that there are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

III.
Policy

Coverage. This Policy shall apply to all directors, officers, employees (including full-time employees and part-time employees), temporary workers and consultants of the Company, and to all persons living in their households. Persons subject to this Policy shall be responsible for ensuring that (i) members of their households and (ii) family members who do not live in their household, but (A) whose transactions in any Company securities are directed by such director, officer, employee, temporary worker, or consultant or (B) are subject to their influence or control, such as parents or children who consult with such director, officer, employee, temporary worker, or consultant before they trade in any Company securities (collectively, “Family Members”), comply with this Policy.

General Prohibition. There will be no trading or tipping permitted at any time based upon material non-public information in any Company securities or any securities of other companies with which the Company does business (“Restricted Companies”).

Additionally, the Chief Executive Officer or Chief Financial Officer may, at any time in their discretion, prohibit or restrict any or all of the Company’s directors, officers, employees, temporary workers and consultants (and their Family Members) from trading in any Company securities, whether or not such persons are actually in possession of material non-public information.

Definitions. Terms used in this Policy are defined as set forth immediately below.

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Trading. The definition of trading, for purposes of this Policy, shall include any purchase, sale, or hedging transaction, of any public or private security of the Company or of any of the Restricted Companies, effected through any worldwide market or exchange, including any derivatives market or exchange, enabling the purchase, sale or hedging of such securities. Trading does not include the exercise of compensatory stock options or purchases pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”), but does include any sale of shares acquired upon such exercise or purchase, as well as the withholding of shares to satisfy a tax withholding obligation upon the vesting of Company restricted stock or restricted stock units (collectively, the “Exceptions”).
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Security. The definition of a security, for purposes of this Policy, shall include, but not be limited to, publicly and privately issued common stock, preferred stock, American depository receipts (ADRs), warrants, debt, leases, letter of credit, commercial paper or other money market instrument, convertible securities, puts and/or calls, and any other relevant derivative instrument in existence currently or in the future.
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Material non-public information. The definition of material non-public information, for purposes of this Policy, shall be any information, favorable, non-favorable or otherwise, that a reasonable investor would consider important in making a decision to evaluate, purchase, hold or sell Company securities or the securities of Restricted Companies and which has not been publicly disclosed by the Company or Restricted Companies. Although by no means an all-inclusive list, information about the following items may be considered to be material non-public information until it becomes public knowledge (which does occur until two Trading Days after it has been disclosed in a manner designed to reach investors generally):

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financial results or forecasts;
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communications with government agencies;
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gain or loss of a significant collaboration or license agreement or other contracts with partners, licensors, customers or suppliers;
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strategic plans;

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the release of new products or services;
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results of clinical trials or other information regarding projects in the therapeutic pipeline;
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acquisitions or dispositions of assets, divisions, companies, etc.;
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pending public or private sales of debt or equity securities;
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declaration of stock splits or dividends;
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major contract awards, modifications or cancellations;
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top management or control changes;
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possible tender offers or proxy fights;
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significant write-offs;
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significant actual or threatened litigation, or any government investigations;
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knowledge of a significant data security, privacy or cybersecurity incident;
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impending bankruptcy;
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pricing changes or discount policies;
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corporate partner relationships; and
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notice of issuance of patents.

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Restricted Companies. Restricted Companies include all significant collaborators, customers, partners, suppliers, competitors and other companies about which the Company’s directors, officers and employees have learned material non-public information during the course of performing their duties for the Company. Persons subject to this Policy who learn material non-public information about any Restricted Company shall keep all such information confidential until it is disclosed publicly and may not provide “investment tips” about such company or engage in any other action to take advantage of such confidential information.
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Tipping information to others. Persons subject to this Policy shall not disclose any material non-public information about the Company or any of the Restricted Companies to other persons. Liability in such cases can extend both to the “tippee” – the person to whom the insider disclosed inside information – and to the “tipper” – the insider himself. These penalties apply to the tipper whether or not he or she derives any financial benefit from the tippee’s actions.
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Emergency transactions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to this Policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
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Twenty-twenty hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
IV.
Additional Prohibited Transactions

Persons subject to this Policy shall also not engage in any of the following activities with respect to securities of the Company without the express consent of Chief Executive Officer:

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Purchases of Company stock on margin. This means borrowing from a brokerage firm, bank or other entity in order to purchase Company stock (other than in connection with a so-called "cashless" exercise of options under the Company's stock plans).
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Pledging the Company’s stock to secure margin or other loans. Pledging the Company’s stock as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s stock in a “margin” account (which would allow you to borrow against your holdings to buy securities).
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Short sales of Company stock. This involves selling Company stock you do not currently own in the expectation that the price of the stock will fall, or as part of a hedge or arbitrage transaction.
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Buying or selling put or call options on Company stock or entering into other derivative contracts or hedging transactions. This includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties.
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Post Termination Transaction. The Policy continues to apply to your transactions in Company securities even after you have terminated service as an employee, officer or director of the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.
V.
Confidential Information and Communications with the Media

Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s suppliers, customers or collaborators) could cause competitive harm to the Company and in some cases could result in liability for the Company.

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Unauthorized disclosure. Company personnel should not disclose internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Company employees are prohibited from posting internal information about the Company on a “bulletin board” on the Internet or communicating about the Company and its business in Internet-based “chat” rooms or “social networking” forums.
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Communications with the media, securities analysts and investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, stockholder or an investor, you should refer the inquiry to the CEO or CFO.
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Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individual employees should not comment on or respond to rumors and should refer any requests for comments or responses to the CEO or CFO.
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Safeguarding confidential information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.
VI.
Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the CEO or CFO.

Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

VII.
Window Periods for Insiders and Pre-Clearance of All Trades by Select Personnel
1.
Window Periods

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following policy with respect to the timing of trading in the Company's securities:

Directors, executive officers and certain other individuals designated by the CEO or CFO (collectively, "Insiders") are subject to mandatory controls on the timing of purchases and sales of the Company's stock. Such transactions (other than the Exceptions) may normally occur only during four quarterly "window" periods, which follow the publication of the Company's financial results. The Company’s Stock Administrator, CFO or another person designated by the CFO shall maintain an updated and current list of all Insiders.

Each "window" period is a period that begins two full Trading Days following the public release of the Company's quarterly or annual financial results and terminates at 5:00 pm Eastern Time on the last day of the last month of each calendar quarter (or if the last day of such month falls on a weekend or holiday, after market on the last Trading Day before the last day). For example, if the Company releases its quarterly or annual financial results before market open on a Monday, the window period would begin on Wednesday. If the Company releases its quarterly or annual financial results after market close on a Monday, the window period would begin on Thursday. If the Company releases its quarterly or annual financial results during market hours on a Monday, the window period would begin on Thursday. The definition of “Trading Day,” for purposes of this Policy, shall be any day that the Nasdaq Stock Market is open.

Insiders will be advised by the Company’s CFO or another designated officer of the exact beginning and ending dates of each "window" period.

You should note that the window periods are merely times when trading will be permitted absent other factors. The CEO or CFO may shorten the window period (or eliminate one or more window periods in their entirety) in their discretion. Even if the window is open for trading, you may not trade Company securities if you are in possession of material non-public information. Please note that any sales of shares acquired under Exceptions are covered by the foregoing window policy.

2.
Family Members and Estate Planning

Under the assumption that minors living in their household are under custodial control, Insiders are permitted to gift Company stock to minors living in their household outside of window periods. Insiders also are permitted to gift Company stock to family trusts and other estate planning vehicles outside of window periods, if the Insider retains dispositive power over the gifted shares. However, the Company stock gifted to such minors, trusts or other vehicles is subject to the restrictions of this Policy and may not be traded outside of window periods.

Except in the foregoing cases, the Company discourages Insiders from gifting Company stock to family members or estate planning vehicles outside of window periods due to the concern that the Company stock could willfully or inadvertently be traded by the beneficiary outside of a window period in violation of this Policy. Insiders are expected to be responsible for the compliance with this Policy by their immediate family and personal household.

3.
Gifts of Stock to Exempt Organizations

To avoid improper transactions or the appearance of any improper transactions, the Company prohibits gifts of Company stock to charitable, educational and religious institutions or other exempt organizations as defined in Internal Revenue Code §501(c) outside of window periods, as these institutions would likely trade the Company’s stock promptly. Exceptions may be made in cases where the charitable recipient is unaffiliated with the donor and covenants not to dispose of the stock until the next window period, and such exception shall be approved by the CEO.

4.
Pre-Clearance for Select Personnel

Trades in Company securities by certain Insiders (the “Select Personnel”) and their Family Members are subject to scrutiny. As a result, to avoid even the appearance of improper conduct on the part of the Select Personnel, all transactions in Company stock, including all acquisitions, dispositions and transfers (other than the Exceptions), by Select Personnel and their Family Members during an open window period must be pre-cleared by the CEO or his designee, or in their absence, by the CFO or his designee. The list of Select Personnel subject to pre-clearance, which comprises a subset of the list of Insiders subject to the window period, will be determined by the CEO and maintained by the Company’s Stock Administrator. As part of the pre-clearance process, Select Personnel must confirm that they are not in possession of material non-public information. All Select Personnel who are subject to Section 16 reporting are required to submit their pre-clearance requests in accordance with the advance notice and documentation requirements of the Company’s Section 16 Compliance Program. Unless revoked, a grant of permission by the CEO, CFO, or their respective designees will remain valid until two Trading Days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. All employees are responsible for adherence to this Policy, including, but not limited to: not trading on insider information; not trading in securities on a short-term basis; not purchasing Company stock on margin; not “shorting” Company stock; and not purchasing or selling puts or calls on Company stock and other transactions prohibited under this Policy.

5.
Notice of Status

All employees designated as Insiders will receive notice from the Company’s Stock Administrator, informing them that they are subject to the window policy and, in the case of Select Personnel, to the pre-clearance policy. While the foregoing window policy is not mandatory for employees who are not Insiders, all employees may want to consider voluntarily timing their trading activities to correspond to the same window periods.

VIII.
Rule 10b5-1 Trading Plans

SEC Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan or instruction to trade the Company’s stock that is created in compliance with Rule 10b5-1 (a “Trading Plan”).

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of windows and blackout periods even when there is material non-public information. The use of such Trading Plans might also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.

Employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information. Additionally, Select Personnel are required to obtain pre-clearance from the

CEO or his designee prior to implementing a Trading Plan. Trades pursuant to a Trading Plan may occur at any time. The Company requires a “cooling off” period of at least thirty days between the establishment of a Trading Plan and the commencement of sales under the Trading Plan. Individuals should be aware that certain brokers may permit a shorter “cooling-off” period. The Company requires that you ensure that your Trading Plan includes at least the minimum thirty day “cooling-off” period. An individual may adopt more than one Trading Plan, but it is the responsibility of the individual to ensure that multiple Trading Plans comply with all applicable laws and contractual requirements.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:

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First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities. Such binding contract must be executed at a time when the individual is not in possession of any material non-public information.
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Second, the Trading Plan must either:
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specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
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include a written formula or computer program for determining the amount, price and date of the transactions; or
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prohibit the individual from exercising any subsequent influence over the purchase or sale of Company stock under the plan in question.
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Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

Termination / Amendments to Trading Plans. You should note that the termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to terminate a Trading Plan. If an individual terminates a Trading Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until at least six months after revocation of the Trading Plan, unless a shorter period is approved by the CEO. In any event, you should not assume that compliance with the six-month bar will protect you from possible adverse legal consequences of a termination of a Trading Plan.

Amendments to plans call into question as to whether the Trading Plan was initially executed in good faith and increase the risk of a loss of affirmative defense afforded under Rule 10b5-1. Accordingly, any amendment of Trading Plan will not be permitted unless it has been pre-cleared by the CEO or CFO.

Under certain circumstances, a Trading Plan must be terminated. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The CEO, CFO, or Stock Plan Administrator of the Company is authorized to notify the broker in such circumstances.

The CEO or CFO of the Company or his designee must pre-approve any Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan or other arrangement will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

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Communications with Broker. Communication of any kind with the broker while the Trading Plan is still "active" is strongly discouraged and should be avoided, whether the communication relates to the Company or not. We are not requiring that a trust document be used for a Trading Plan. "Written instructions to broker" without the trust language is acceptable.
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Reporting. If so required by applicable securities law, a Form 144 must be completed and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. If so required by applicable securities law, a Form 4 must be completed and filed before the end of the second business day following the date that a transaction was executed. A footnote at the bottom of the Form

144 or Form 4, as the case may be, should indicate that the trades are made in accordance with a Trading Plan that complies with SEC Rule 10b5-1.
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Section 16. Trading Plans do not exempt individuals from complying with the Section 16(b) six-month short swing profit rules or liability.
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Options. Cash exercise of options currently can be executed at any time. Same day sales of the acquired shares are subject to trading windows. However, the Company will permit same day sales under Trading Plans during closed window periods as long as the Trading Plan was entered into in compliance with Rule 10b5-1 and this Policy.
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Trades Outside of a Plan. During an open window, trades which are not pursuant to Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed. Individuals are strongly encouraged to discuss the limitations of their Trading Plan with their broker and legal counsel before executing any trades which are made outside of Trading Plan instructions to ensure full compliance with terms of the Trading Plan and applicable securities laws.
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Public Announcements. The Company may (but is not required to) make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. The Company may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan without prior notice to the Insiders.
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Prohibited Transactions. The transactions prohibited pursuant to Section 4 hereof may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s stock or option exercises, including, but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders.
IX.
Acknowledgements

All directors, officers, employees, and consultants will be required to acknowledge their understanding of, and an agreement to comply with, this Policy.

Acknowledgement of Insider Trading Policy

I have received a copy of the Trades In Securities By Directors, Officers and Company Personnel and Treatment Of Confidential Information (the “Insider Trading Policy”) of SeaStar Medical Holding Corporation (the “Company”), which contains important information about the Company’s policies and procedures related to securities trading. I understand that I am responsible for familiarizing myself with its contents and agree to comply with all rules applicable to me. I accept the responsibility of reviewing the contents and obtaining clarifications as needed.

I understand that the Company reserves the right to make changes to its policies and procedures at any time and understand that it is my responsibility to review this policy and contact the appropriate officer should I have any questions.

If I learn of possible noncompliance by employees reporting to me or by other individuals associated with the Company, I will promptly report it to the appropriate officer.

Completed for:

__ New Hire

__ Policy change/amendment

___________________________

Name (Please Print)

___________________________

Signature

___________________________

Date

Please return the completed signature page to eric@seastarmed.com via electronic or wet signature within 10 business days of your receipt of the Insider Trading Policy.